Exhibit 99.07
Southern Company
Financial Overview As Reported
(In Millions of Dollars)

	Three Months Ended June			Year-to-Date June
	2017	2016	% Change	2017	2016	% Change
Southern Company –
Operating Revenues	$5,430	$4,459	21.8%	$11,202	$8,451	32.6%
Earnings (Loss) Before Income Taxes	(1,935)	908	N/M	(957)	1,627	N/M
Net Income (Loss) Available to Common	(1,381)	623	N/M	(723)	1,112	N/M

Alabama Power –
Operating Revenues	$1,484	$1,444	2.8%	$2,866	$2,776	3.2%
Earnings Before Income Taxes	386	358	7.8%	689	621	11.0%
Net Income Available to Common	230	213	8.0%	403	370	8.9%

Georgia Power –
Operating Revenues	$2,048	$2,051	(0.1)%	$3,880	$3,923	(1.1)%
Earnings Before Income Taxes	551	565	(2.5)%	971	998	(2.7)%
Net Income Available to Common	347	349	(0.6)%	607	618	(1.8)%

Gulf Power –
Operating Revenues	$357	$365	(2.2)%	$707	$700	1.0%
Earnings Before Income Taxes	61	61	—%	95	112	(15.2)%
Net Income Available to Common	35	34	2.9%	53	63	(15.9)%

Mississippi Power –
Operating Revenues	$303	$277	9.4%	$575	$533	7.9%
Earnings (Loss) Before Income Taxes	(2,934)	(14)	N/M	(2,981)	(13)	N/M
Net Income (Loss) Available to Common	(2,054)	2	N/M	(2,074)	13	N/M

Southern Power –
Operating Revenues	$529	$373	41.8%	$979	$688	42.3%
Earnings Before Income Taxes	66	60	10.0%	78	87	(10.3)%
Net Income Available to Common	82	89	(7.9)%	151	139	8.6%

Southern Company Gas[1] –
Operating Revenues	$716	$—	N/A	$2,276	$—	N/A
Earnings Before Income Taxes	80	—	N/A	468	—	N/A
Net Income Available to Common	49	—	N/A	288	—	N/A

N/M - not meaningful
N/A - not applicable

Notes

- In connection with the adoption in the fourth quarter 2016 of a new accounting standard for stock compensation, previously reported amounts for income tax expense were reduced by a total of $11.3 million and $15.8 million for the three and six months ended June 30, 2016, respectively.

(1) On July 1, 2016, Southern Company completed the acquisition of Southern Company Gas.